Exhibit 99.1

NEWS RELEASE

GREYHOUND DRIVERS AND MECHANICS RATIFY NEW CONTRACT

DALLAS (March 26, 2004) — Greyhound Lines, Inc., a wholly owned subsidiary of Laidlaw International, Inc. (NYSE: LI), today released the following statement from Stephen E. Gorman, president and chief executive officer.

     “We have been informed by the president of the Amalgamated Transit Union (ATU) National Local 1700 that the members have ratified a new contract with the company. The ratification of the new contract is good news for Greyhound customers and our 11,000 dedicated employees. Over the past months, we have taken numerous steps to stabilize the company. This contract is another, important step toward securing our future.”

     The contract becomes effective March 27, 2004 and expires on Jan. 31, 2007. The agreement includes a 2-percent wage increase in 2006 and an increase in the company’s contribution to the health and welfare plan. These increases are almost completely offset by other contract modifications.

     The ATU represents almost 4,400 employees, including drivers and about half of the company’s mechanics.

     Greyhound is the largest North American provider of intercity bus transportation, serving more than 3,600 destinations with 19,000 daily departures across the continent. The company also provides Greyhound PackageXpress (GPX), as well as Greyhound Travel Services including vacation packages, charters, sightseeing and shore services. For fare and schedule information and to buy tickets call 1-800-231-2222 or visit the Web site at www.greyhound.com.

     Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. The company’s shares are traded on the New York Stock Exchange (NYSE: LI). Additionally, the company’s shares trade on the Toronto Stock Exchange (TSX: BUS). For more information, visit our website at www.laidlaw.com.

     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of Greyhound Lines regarding the company’s prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which the company operates, Greyhound Lines’ ability to continue as a going concern, and other risks discussed in Laidlaw International’s and Greyhound Lines’ filings with the Securities and Exchange Commission from time to time.

Contact:
Kim Plaskett	Sarah Lewensohn
Greyhound Lines, Inc.	Laidlaw International, Inc
972-789-7204	630-848-3120

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